Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Regency Centers Corporation:

We consent to the incorporation by reference in the registration statement (no. 333-149872) on Form S-8 of Regency Centers Corporation of our report dated June 25, 2009 with respect to the statements of net assets available for benefits of Regency Centers 401(k) Profit Sharing Plan as of December 31, 2008 and 2007, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11–K/A of Regency Centers 401(k) Profit Sharing Plan.

June 25, 2009

Jacksonville, Florida

Certified Public Accountants

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